Exhibit 5.1

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

June 13, 2011

Ally Financial Inc.

200 Renaissance Center

Detroit, Michigan 48265-2000

Ladies and Gentlemen:

We have acted as special counsel to Ally Financial Inc., a Delaware corporation (the “Company”), and the subsidiary guarantors (the “Subsidiary Guarantors”) in connection with the Company’s offer (the “Exchange Offer”) to exchange its new 6.250% Senior Guaranteed Notes due 2017 (the “New Notes”) guaranteed by the Subsidiary Guarantors (the “New Guarantees” and, together with the New Notes, the “New Securities”) for any and all of its outstanding 6.250% Senior Guaranteed Notes due 2017 (the “Old Notes”) guaranteed by the Subsidiary Guarantors (the “Old Guarantees” and, together with the Old Notes, the “Old Securities”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that the New Securities, assuming due execution, authentication and delivery, when exchanged for the Old Securities in accordance with the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and the Subsidiary Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the corporate law of the State of Delaware. Insofar as the foregoing opinion involves matters governed by the laws of The Netherlands, we have relied, without independent investigation, on the opinion of Allen & Overy LLP filed with the Registration Statement.

Ally Financial Inc.	June 13, 2011

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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